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EXHIBIT 99.1

          MONROE BANK & TRUST (MBT) ANNOUNCES PROMOTIONS, NEW POSITIONS

FOR IMMEDIATE RELEASE - MONROE, MI, JANUARY 9, 2007 - Monroe Bank & Trust (MBT) is pleased to announce executive promotions that will become effective February 1.

James Morr, Executive Vice President, Wealth Management and General Counsel will become Executive Vice President, General Counsel and Chief Risk Officer, according to CEO Doug Chaffin. Morr, an 18 year veteran of the company, will oversee the assessment, oversight, and administration of regulatory, governmental, environmental, and physical risks associated with the bank. He will also serve as Corporate Secretary of MBT Financial Corp.

According to Chaffin, "In recent years, the risk landscape for financial institutions has changed dramatically. The challenges we face regarding regulatory compliance, increased fraudulent activity, and physical risks in a post 9/11 world are daunting. These risks are escalated for publicly traded companies such as ourselves. We are currently addressing the vast majority of these risks throughout our company within various departments. While this structure has been effective to date, it does not provide a global and concentrated oversight for the various areas in which risk occurs. For that purpose, I am very pleased to announce that Jim Morr has accepted the newly created position of Chief Risk Officer."

Active in civic affairs, Morr is a member of both the Michigan Bar Association and the Michigan Bankers Association serving on the Trust Executive Committee. He is a member of the Monroe County Bar Association where he served as President 1982-84, and of the Monroe Rotary Club, President 1989-90, and is currently an Assistant District Governor. Jim is currently on the Mercy Memorial Hospital Foundation Advisory Board and previously held positions on the Hospital Board of Directors and the River Raisin Centre for the Arts. Jim was in the private practice of law for 15 years before joining the Bank and before that was a Professor of Political Science at Monroe County Community College.

Morr resides in Monroe and has 2 children and 5 grandchildren.

In a related announcement, Scott McKelvey, Senior Vice President and President of MBT Downriver, has been promoted to Executive Vice President and Senior Wealth Management Officer. In this capacity, McKelvey will oversee one of the largest wealth management groups in the area, with over $800 Million in assets under management.

Chaffin stated, "Scott has done an outstanding job in developing our market presence for MBT Downriver. His leadership skills, trust background, and sales focus makes him uniquely qualified to lead our Wealth Management Group to new levels. I strongly feel that Wealth Management presents a tremendous potential for MBT's future growth prospects."

McKelvey holds a Bachelors Degree in Business Administration from Eastern Michigan University. He is also a graduate of the Stonier Graduate School of Banking at Georgetown University, as well as the National Graduate Trust School at Northwestern University.

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As a civic leader, McKelvey serves as Chairman of the Board of Trustees for
Oakwood Southshore Hospital and as a member of the Board of Directors of the Southern Wayne County Regional Chamber of Commerce. He also served on the Michigan Bankers Association Trust Executive Committee, and as an Executive Board Member of the East Michigan Title Company.

McKelvey resides in Canton with his wife and 2 sons.

About Monroe Bank & Trust

Founded in 1858, Monroe Bank & Trust (MBT) is one of the largest full service community banks in Southeast Michigan, with more than $1.5 billion in assets, offering personal and business products and services, and complete credit options. MBT's Wealth Management Group is one of the areas largest trust departments with over $800 Million in assets under management.

With 26 offices, 38 ATMs, PhoneLink telephone banking and eLink online banking, MBT prides itself on an incomparable level of service and access for its customers. MBT is a wholly owned subsidiary of MBT Financial Corp (NASDAQ:
MBTF), a single bank holding company headquartered in Monroe, Michigan. Visit MBT's web site at www.MBandT.com.